Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of all our subsidiaries and their jurisdiction of incorporation as of May 1, 2007.

Entity	Jurisdiction
C/S Solutions, Inc.	California
Deltek Asia Pacific (HK) Limited	Hong Kong
Deltek Systems (Canada), Inc.	Canada
Deltek Systems (Colorado), Inc. (f/n/a Wind2 Software, Inc.)	Wyoming
Deltek Systems (Philippines+), Ltd.	Virginia
Deltek Systems U.K. Ltd.	United Kingdom
Welcom Software Technology International Limited (aka Welcom U.K.)	United Kingdom
WST Corporation (d/b/a Welcom)	Texas